Filed Pursuant to Rule 433

Registration No. 333-124795

Dated February 15, 2006

iSTAR FINANCIAL INC.
$500,000,000  5.650% SENIOR NOTES DUE 2011

$500,000,000  5.875% SENIOR NOTES DUE 2016

	Senior Notes due 2011	Senior Notes due 2016
Issuer:	iStar Financial Inc.	iStar Financial Inc.
Ranking:	Senior Notes	Senior Notes
Ratings (Moody’s/S&P/Fitch)	Baa2/BBB/BBB	Baa2/BBB/BBB
Trade Date:	February 15th, 2006	February 15th, 2006
Settlement Date (T+3):	February 21st, 2006	February 21st, 2006
Maturity:	September 15th, 2011	March 15th, 2016
Notional Amount:	$500,000,000	$500,000,000
Pricing Benchmark:	UST 4.25% due January 2011	UST 4.50% due February 2016
Treasury Yield:	4.608%	4.608%
Spread to Benchmark:	T+105 bps	T+128 bps
Yield to Maturity:	5.658%	5.888%
Coupon:	5.650%	5.875%
Public Offering Price:	99.956%	99.896%
Underwriting Discount:	0.600%	0.650%
Company Purchase Price:	99.356%	99.246%
Net Proceeds to Company:	$496,780,000	$496,230,000
Interest Payment Dates:	Semi-annually on 15th of each March and September	Semi-annually on 15th of each March and September
First Coupon:	September 15th, 2006	September 15th, 2006
Day Count:	30/360	30/360
Redemption at issuer option:

The Fixed Rate Notes may be redeemed or purchased in whole or in part at the Company’s option at any time prior to the maturity of the Fixed Rate Notes at a price equal to 100% of the principal amount thereof plus the greater of (i) 1.0% of the principal amount of the Fixed Rate Notes and (ii) the excess of (a) the present value of all remaining payments on the Fixed Rate Notes discounted at the treasury comparable yield plus 15 bps over (b) the principal amount of the Fixed Rate Notes.

The Fixed Rate Notes may be redeemed or purchased in whole or in part at the Company’s option at any time prior to the maturity of the Fixed Rate Notes at a price equal to 100% of the principal amount thereof plus the greater of (i) 1.0% of the principal amount of the Fixed Rate Notes and (ii) the excess of (a) the present value of all remaining payments on the Fixed Rate Notes discounted at the treasury comparable yield plus 20 bps over (b) the principal amount of the Fixed Rate Notes.

Minimum Denominations/ Multiples:	$1,000/$1,000	$1,000/$1,000

		Principal Amount		Principal Amount
Book Managers:	JPMorgan Lehman Brothers Wachovia	$130,000,000 $130,000,000 $130,000,000	JPMorgan Lehman Brothers Wachovia	$130,000,000 $130,000,000 $130,000,000
Co-Managers:	Barclays Capital Keybanc RBS Greenwich	$36,668,000 $36,666,000 $36,666,000	Barclays Capital Keybanc RBS Greenwich	$36,668,000 $36,666,000 $36,666,000